EXHIBIT 99.1

Sierra Income Corporation Closes $100 Million Senior Secured Revolving Credit Facility

NEW YORK, NY (December 9, 2013) – Sierra Income Corporation (“SIC”) (the “Company”) today announced the closing of a Senior Secured Revolving Credit Facility (the “Credit Facility”) led by ING Capital LLC (“ING Capital”) with an initial commitment of $50 million from ING Capital and EverBank Commercial Finance, Inc. (“EverBank”). The Credit Facility has an accordion feature that provides for expansion of the facility up to $100 million, subject to customary conditions.

“We are pleased to announce these institutional banking relationships with ING and EverBank. This Credit Facility allows us to expand our investment portfolio and direct lending activities as we increase our equity base” noted Seth Taube, Chief Executive Officer of the Company.

ABOUT SIERRA INCOME CORPORATION

SIC is a non-traded, externally managed, non-diversified closed end management investment company that has filed an election to be treated as a business development company under the Investment Company Act of 1940, as amended. The Company’s investment objective is to generate current income, and to a lesser extent, long-term capital appreciation. The Company invests primarily in senior secured debt, second lien debt and, to a lesser extent, subordinated debt of U.S. small and middle market companies with enterprise values ranging from approximately $50 million to $4 billion. SIC’s investment activities are managed by its investment adviser, SIC Advisors LLC, which is an investment adviser registered under the Investment Advisers Act of 1940, as amended.

ABOUT SIC ADVISORS LLC

SIC Advisors LLC, an affiliate of Medley LLC (“Medley”), is a registered investment adviser under the Investment Advisers Act of 1940, as amended. Medley specializes in credit investing, including direct private lending and corporate credit related strategies and provides first lien, second lien and unitranche term loans to lower middle-market and middle-market companies with an investment size between $7 and 50 million. Medley supports acquisition and growth financings, leveraged buyouts, management buyouts, bank debt restructurings, CAPEX, Chapter 11 exit financing and DIP financing. Medley is headquartered in New York with offices in San Francisco.

ABOUT ING Capital LLC

ING Capital LLC is a US subsidiary of ING Bank NV, which is part of ING Group, a global financial services company. ING Bank NV and its subsidiaries have approximately 68,000 employees serving their clients through an extensive global network in the world’s major financial services markets. ING has built a leading position in corporate finance, including lending and mergers & acquisitions.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws and regulations. These forward-looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will” and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. The Company undertakes no obligation to update any forward-looking statement contained herein to conform the statement to actual results or changes in the Company’s expectations.

Media Contact:

Richard Allorto

Chief Financial Officer

212-759-0777